Exhibit 23.1
GOLDSTEIN GOLUB KESSLER LLP
Certified Public Accountants and Consultants

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Stockholders
China Healthcare Acquisition Corp.
We hereby consent to the use in the Prospectus constituting part of Amendment No. 5 to the Registration Statement on Form S-1 of our report dated June 30, 2006, except for the third paragraph of Note 1 and Note 5, as to which the date is December 7, 2006, on the financial statements of China Healthcare Acquisition Corp. as of June 15, 2006 and for the period from June 7, 2006 (inception) to June 15, 2006 which appears in such Prospectus. We also consent to the reference to our Firm under the caption “Experts” in such Prospectus.

GOLDSTEIN GOLUB KESSLER LLP
New York, New York
January 23, 2007
1185 Avenue of the Americas   Suite 500   New York, NY 10036-2602
TEL 212 372 1800   FAX 212 372 1801   www.ggkllp.com